Press Release

For Immediate Release

iCAD REPORTS RECORD THIRD QUARTER RESULTS
FEATURING STRONG GROWTH IN DIGITAL MAMMOGRAPHY CAD

Conference Call Scheduled for October 30, 2008 at 10:00 a.m. Eastern Time

NASHUA, N.H. (October 29, 2008) - iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today announced record revenue, strong earnings and positive cash flow for the three and nine months ended September 30, 2008. Financial highlights for the third quarter of 2008 include the following (all comparisons are with the third quarter of 2007):
•	Record total revenue of $11.2 million, up 79%
•	Record digital revenue of $8.2 million, up 104%
•	Film based revenue of $2.2 million, up 48%
•	Record gross margin of 84.1%, up more than 400 basis points
•	Net income of $2.1 million, or $0.04 per diluted share
•	Fifth consecutive quarter with positive cash flow

Other highlights of the quarter include:
•	Unveiling of SpectraLook™ and CADvue™, two new Breast MRI products, and the new VividLook Prostate MRI product for introduction to the marketplace.
•	Launch of SecondLook® Digital CAD for use with Sectra's MicroDose Mammography™ system in Europe.
•
Closing of the asset acquisition of CAD Sciences, acquiring pharmacokinetic-based CAD products that aid in the interpretation of contrast-enhanced Magnetic Resonance Imaging (MRI) images of the breast and prostate.

•	Ranked #1 in mammography CAD by MD Buyline’s User Satisfaction Report for the first two quarters of 2008.
•	Company issued stock in full payment of remaining $3.0 million in convertible promissory notes.

“We are proud of the impressive results achieved in all areas of our business during the third quarter of 2008, including record revenues, strong earnings, improved gross margin and solid cash flow,” commented Ken Ferry, iCAD’s President and CEO. “Revenue growth was led by record digital sales, which reflect the continued transition of the mammography market from film-based technology to digital technology. We remain optimistic about future growth as only about 43% of the approximately 13,500 mammography systems in the U.S. had transitioned to digital as of the close of the quarter.“

Commenting on the recently completed asset acquisition of CAD Sciences, Mr. Ferry said, “We are delighted to report that within 60 days of closing on the asset acquisition we completed the rigorous re-branding, training and re-launch of SpectraLook and VividLook, innovative kinetics technology integrated into iCAD’s image analysis solutions for breast and prostate MRI studies, and CADvue™, image review and analysis software designed to improve the analysis workflow, interventional planning and reporting of breast MRI results. This accomplishment underscores the successful integration of this asset acquisition and is testament to the hard work and dedication of our talented team of engineers, operations and marketing professionals.”

“We continue to be excited about our pipeline of products and remain on track for completion of the clinical reader study of our colon CAD product late this year or early next, after which we will file an application with the FDA. We anticipate an international release for this product in tandem with the U.S. FDA filing,” he added.

Third Quarter Results
Total revenue for the third quarter of 2008 was $11.2 million, a 79% increase compared with total revenue of $6.3 million for the third quarter of 2007. This increase reflects a $4.2 million increase in revenue of the Company’s digital products. The Company realized revenue increases from all of their OEM partner sales, and specifically the sale of its SecondLook Digital product for use with Fujifilm’s Computed Radiography for Mammography systems, which benefited from a combination of new sales and pent-up demand from Fujifilm’s installed base of customers and from sales to the Company’s newest partner in Europe, Denmark-based Sectra.

Strong film-based revenue in the quarter reflects continued outstanding market acceptance of TotalLook MammoAdvantage™, which was launched late in the first quarter of 2008. The increase in service and supply revenue is largely the result of new service contracts for digital products that have come off warranty. The Company expects continued growth in this area as digital CAD systems sales grow and products transition from warranty to service contracts.

The gross margin for the third quarter of 2008 increased to 84.1% from 80.1% in the prior-year third quarter. For the third quarter of 2008, the Company posted net income, including stock-based compensation expense of $538,000, of $2.1 million or $0.04 per diluted share, compared with a net loss, including stock-based compensation expense of $363,000, of ($682,000) or ($0.02) per share in the third quarter of 2007.

For the third quarter of 2008, sales of iCAD’s digital products increased 104% to $8.2 million from $4.0 million in the prior-year period.  Sales of film-based products increased 48% to $2.2 million from $1.5 million, and service and supply revenue increased 9% to $871,119 from $800,765, both compared with third quarter 2007 results.

	Three months ended September 30,
	2008	2007	% Change
Digital revenue	$8,155,673	$3,989,826	104.4%
Film based revenue	2,166,839	1,468,950	47.5%
Service & supply revenue	871,119	800,765	8.8%
Total revenue	$11,193,631	$6,259,541	78.8%

Nine Month Results
For the nine months ended September 30, 2008, total revenue increased 52% to $28.2 million compared with total revenue of $18.5 million for the nine months ended September 30, 2007.  The gross margin for the first nine months of 2008 increased to 83.5% from 80.1% in the comparable prior-year period. Net income for the nine months ended September 30, 2008, including stock-based compensation expense of $1,355,000, increased to $4.0 million or $0.09 per diluted share, compared with a net loss, including stock-based compensation expense of $856,000, of ($2.1 million), or ($0.06) per share, for the nine months ended September 30, 2007.

For the first nine months of 2008, sales of iCAD’s digital solutions increased 79% over the prior-year period to $20.4 million from $11.4 million.  Film-based product sales of $5.3 million were 14% higher than the $4.6 million of film based product sales recorded during the first nine months of 2007, and service and supply revenue of $2.5 million was essentially unchanged compared with the first nine months of 2007.

	Nine months ended September 30,
	2008	2007	% Change
Digital revenue	$20,403,283	$11,405,076	78.9%
Film based revenue	5,250,976	4,588,106	14.4%
Service & supply revenue	2,520,877	2,518,581	0.1%
Total revenue	$28,175,136	$18,511,763	52.2%

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and CFO, said, “During the third quarter of 2008 we continued to strengthen our balance sheet and marked our fifth consecutive quarter of positive cash flow. During the quarter we generated more than $3.9 million in cash largely as a result of our ability to scale revenue while controlling expenses and to a lesser degree as a result of cash received from employee stock option exercises. In addition, we issued stock in full payment of the remaining $3 million in convertible promissory notes, and remitted a $2 million cash payment due on the closing of the CAD Sciences asset acquisition.”

As of September 30, 2008, iCAD had cash and cash equivalents of $11.0 million, compared with $4.3 million as of December 31, 2007. Quarter-end inventories were essentially unchanged compared with year-end 2007. Accounts payable were $1.8 million, down from $2.0 million, and accounts receivable decreased to $6.0 million from $6.5 million as of December 31, 2007.

2008 Financial Guidance
iCAD today announces that its financial guidance for the full-year 2008, remains consistent with previous guidance announced in July. The Company anticipates total revenue for the year to be between $38 million to $39 million. The Company also expects to achieve gross margin of better than 83.5%, and anticipates operating expenses for the year to be between $26.3 million and $27.1 million. These operating expenses include approximately $2.0 million in spending for a combination of the integration and other costs associated with the asset acquisition, which includes revamping the “go to market” strategy for the Breast and Prostate MRI CAD products and continued preparations for the re-launch of these products, along with the costs associated with the clinical trial for the Company’s colon CAD product, which is underway in partnership with ACR Image Matrix. The Company expects net income for the full year to be between $4.6 million and $5.0 million.

Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, October 30, 2008 to discuss these results and to answer questions. The conference call will be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.icadmed.com. Stockholders and other interested parties may participate in the conference call by dialing 800-706-7749 (domestic) or +617-614-3474 (international) and entering passcode 33654365.

A replay of the conference call will be accessible two hours after its completion through November 6, 2008 by dialing 888-286-8010 (domestic) or +617-801-6888 (international) and entering passcode 66260039. The call and PowerPoint presentation will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT). Currently available in more than 2,200 healthcare centers worldwide, iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, colon, prostate and in the future, lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Meara Murphy of MS&L
at 617-937-2574 or via e-mail at meara.murphy@mslworldwide.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

- Tables to Follow -

iCAD, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months		Nine Months
	September 30,		September 30,
	2008	2007	2008	2007
Revenue
Products	$10,322,512	$5,458,776	$25,654,259	$15,993,182
Service and supplies	871,119	800,765	2,520,877	2,518,581
Total revenue	11,193,631	6,259,541	28,175,136	18,511,763

Cost of revenue
Products	1,588,501	1,010,884	4,014,143	2,962,174
Service and supplies	193,451	237,121	639,834	712,652
Total cost of revenue	1,781,952	1,248,005	4,653,977	3,674,826

Gross margin	9,411,679	5,011,536	23,521,159	14,836,937

Operating expenses:
Engineering and product development	1,905,841	1,129,345	4,818,645	3,327,644
Marketing and sales	3,340,072	2,620,827	8,533,061	7,923,032
General and administrative	1,942,582	1,816,657	5,726,819	5,319,963
Total operating expenses	7,188,495	5,566,829	19,078,525	16,570,639

Income (loss) from operations	2,223,184	(555,293)	4,442,634	(1,733,702)

Interest expense - net	27,610	114,752	210,314	329,891

Net income (loss) before provision for income taxes	$2,195,574	$(670,045)	$4,232,320	$(2,063,593)

Provision for income taxes	101,000	-	197,000	-

Net income (loss)	2,094,574	(670,045)	4,035,320	(2,063,593)

Preferred dividend	-	11,880	-	67,760

Net income (loss) attributable to common stockholders	$2,094,574	$(681,925)	$4,035,320	$(2,131,353)

Net income (loss) per share
Basic	$0.05	$(0.02)	$0.10	$(0.06)
Diluted	$0.04	$(0.02)	$0.09	$(0.06)

Weighted average number of shares used
in computing income (loss) per share
Basic	42,953,932	38,707,772	40,487,297	38,076,299
Diluted	46,578,716	38,707,772	45,241,275	38,076,299

iCAD, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2008	2007
Assets (Note 2)
Current assets:
Cash and cash equivalents	$11,049,682	$4,348,729
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2008 and 2007	6,016,104	6,483,618
Inventory, net	1,813,523	1,798,243
Prepaid and other current assets	559,679	320,169
Total current assets	19,438,988	12,950,759

Property and equipment:
Equipment	3,763,567	3,512,557
Leasehold improvements	75,590	71,611
Furniture and fixtures	356,497	330,077
Marketing assets	234,140	323,873
	4,429,794	4,238,118
Less accumulated depreciation and amortization	2,761,510	2,369,590
Net property and equipment	1,668,284	1,868,528

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	21,977	68,269
Customer relationships, net of accumuated amortization	242,833	-
Technology intangibles, net of accumulated amortization	7,401,480	3,115,843
Tradename, net of accumulated amortization	130,200	148,800
Goodwill	43,515,285	43,515,285
Total other assets	51,374,969	46,911,391

Total assets	$72,482,241	$61,730,678

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,809,829	$2,010,717
Accrued salaries and other expenses	3,079,179	3,461,422
Deferred revenue	2,129,772	1,674,005
Convertible loans payable to related parties	-	2,793,382
Convertible loans payable to non-related parties	-	684,559
Total current liabilities	7,018,780	10,624,085

Convertible revolving loans payable to related party	-	2,258,906
Total liabilities	7,018,780	12,882,991

Commitments and contingencies

Stockholders' equity:
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 45,411,384 in 2008 and 39,239,208
in 2007; outstanding 45,343,508 in 2008 and
39,171,332 in 2007	454,113	392,392
Additional paid-in capital	147,574,151	135,055,418
Accumulated deficit	(81,614,539)	(85,649,859)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	65,463,461	48,847,687

Total liabilities and stockholders' equity	$72,482,241	$61,730,678

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